News Release

For Information Contact:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER PROMOTES ROBERT SANCHEZ TO PRESIDENT AND CHIEF OPERATING OFFICER

MIAMI, February 14, 2012 – Ryder System, Inc. (NYSE:R), a leader in transportation and supply chain management solutions, today announced Robert E. Sanchez (46) has been promoted to the position of President and Chief Operating Officer of Ryder System, Inc. In this role, Mr. Sanchez will continue to report to Ryder Chairman and Chief Executive Officer Gregory Swienton, and will be responsible for the general management of all business operations of Ryder’s two business segments. The business segment presidents of both Fleet Management Solutions (FMS) and Supply Chain Solutions (SCS) will now report to Mr. Sanchez.

“At Ryder, and in my role as the CEO, we have had a long-standing commitment to management development at all levels of our organization,” said Mr. Swienton. “This includes providing leadership opportunities in positions that broaden our team’s capabilities through rotational assignments as well as providing roles of increasing responsibility that contribute to the long-term progress and stability of our company. This appointment is another example of that commitment and one that has been well-earned by Mr. Sanchez. Because of his breadth of assignments and performance over the years, Robert is ideally suited for this position.”

Mr. Sanchez served most recently as President of Global Fleet Management Solutions, Ryder’s largest business segment, and has been a member of the company’s Executive Leadership Team since 2003. Over the course of an 18-year Ryder career, Mr. Sanchez has held a broad range of leadership positions for the corporation and both business segments, including: Executive Vice President and Chief Financial Officer of Ryder System, Inc.; Executive Vice President of Operations (FMS); Senior Vice President and Chief Information Officer of Ryder System, Inc.; Senior Vice President of Transportation Management (SCS); and Vice President of Asset Management (FMS).

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider and included Ryder in its 2010 and 2011 “Green Partners” listing. Ryder also ranked 114 out of the top 500 U.S. companies and sixth in its industry sector in the 2010 Newsweek Green Rankings. Security magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.

###

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.